Exhibit 99.1

Investor Relations: Brian Norris Acme Packet +1 781-328-4790 bnorris@acmepacket.com	Industry Analysts: Kevin Mitchell Acme Packet +1 781-328-4436 kmitchell@acmepacket.com	Trade and Business Press: Rich Williams Connect2 Communications +1 919-554-3532 rmwilliams@connect2comm.com

Acme Packet Executives Adopt 10b5-1 Trading Plans

BURLINGTON, MA. — May 3, 2007 — Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, today announced that certain of its executives have adopted trading plans pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s insider trading policy.  The trading plans were adopted as part of each executive’s individual long-term strategy for asset diversification and liquidity and are intended to permit the orderly disposition of a portion of each executive’s shares of Acme Packet stock.  The shares will be sold pursuant to each executive officer’s 10b5-1 trading plan criteria, including certain minimum price levels and daily volume activity.

Under the trading plans, executives may sell a portion of their total previously vested Acme Packet stock on a regular basis between May 7, 2007 and April 2008.  During that time period, the Company’s two co-founders are eligible to sell up to 15% of such holdings while all other named executives are eligible to sell up to 20% of such holdings.  Pursuant to the conditions of the trading plans and upon each plan’s respective termination by April 2008, executives will, in the aggregate, retain no less than 85% ownership of their vested Acme Packet holdings.  Each transaction will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission (SEC) in accordance with applicable laws, rules and regulations.

About Acme Packet, Inc.

Acme Packet, the leader in session border control solutions, enables service providers to deliver trusted, first class interactive communications—voice, video and multimedia sessions—across IP network borders. Our Net-Net family has been selected by 390 service providers in 77 countries to satisfy critical security, service assurance and regulatory requirements in wireline, cable and wireless networks.  Our customers include 23 of the top 25, and 75 of the top 100 service providers in the world. These deployments support multiple applications—from VoIP trunking to hosted enterprise and residential services to fixed mobile convergence; multiple protocols—SIP, H.323, MGCP/NCS and H.248; and multiple border points—interconnect, access network and data center. For more information, contact us at +1 781.328.4400, or visit www.acmepacket.com.

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to the sale of shares of Company’s common stock by certain of the Company’s executive officers and the retention of their shares.  Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to: economic conditions, volatility in the market price and future declines in the market price of the Company’s stock.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

###